Exhibit 99.1

FullCircle Registry Announces Engagement of Investor Relations Firm

Shelbyville, KY - (OTC Bulletin Board: FLCR) FullCircle Registry, Inc. is pleased to announce that it is has engaged RMJ Consulting LLC to provide investor relations and consulting services. RMJ Consulting will assist FullCircle Registry, Inc. with its efforts towards enhancing investor awareness, corporate communications and overall shareholder support. In consideration for these services, a performance based compensation plan has been structured using only restricted stock which will be paid out over the duration of the contract as specific milestones are achieved. The initial contract runs for a period of six months and is renewable at the discretion of FullCircle Registry, Inc.

“We are very pleased to bring on RMJ Consulting at his time,” stated, Norman Frohreich, President and CEO of FullCircle Registry, Inc. Our company has grown to a point where it makes sense to begin to clearly define our investor relations strategy going forward. This is just the first step in what I expect to be a systematic and incremental increase in our future IR efforts.” When asked about the cost of the investor relations initiatives, Mr. Frohreich commented, “It was important for us to structure this agreement in the way that we did using only restricted stock.  Not only is this better for our shareholders and for FullCircle’s bottom line, but it also gives RMJ Consulting a stake in our future success.”

Forward-Looking Statements Disclosure

This press release may contain “forward-looking statements” within the meaning of the federal securities laws. In this context, forward-looking statements may address the company's expected future business and financial performance, and often contain words such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “seeks,” “will,” and other terms with similar meaning. These forward-looking statements by their nature address matters that are, to different degrees, uncertain. Although the company believes that the assumptions upon which its forward-looking statements are based are reasonable, it can provide no assurances that these assumptions will prove to be correct. All forward-looking statements in this press release are expressly qualified by such cautionary statements, risks, and uncertainties, and by reference to the underlying assumptions.